INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 81 to Registration Statement No. 2- 11052 of Oppenheimer Total Return Fund, Inc. of our report dated January 23, 1998, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.




/s/Deloitte & Touche LLP

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Deloitte & Touche LLP


Denver, Colorado
April 29, 1998